SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDING AGREEMENT (this "Agreement") is made effective this 1st day of November, 2022.

BETWEEN:

LION COPPER AND GOLD CORP. (formerly Quaterra Resources Inc.), a body corporate incorporated pursuant to the laws of British Columbia and having an office at Suite 1200 - 750 West Pender Street, Vancouver, British Columbia, Canada, V6C 2T8 ("Lion CG")

QUATERRA ALASKA, INC., a body corporate incorporated pursuant to the laws of Alaska and having an office at Suite 304, 101 W Benson Blvd, Anchorage, Alaska, 99503, USA ("QTA Alaska")

(collectively, the "Companies")

AND:

CHARLES TRAVIS NAUGLE, individual, of 23768 Shooting Star Dr., Golden, Colorado, 80401, USA

(the "Employee")

WHEREAS:

A. The Companies and the Employee entered into an employment agreement dated May 1, 2021 as amended September 15, 2021, a copy of which is attached as Schedule "A" hereto (the "Employment Agreement"), pursuant to which the Companies agreed to hire and engage the Employee as Lion CG's Chief Executive Officer as well as a QTA Alaska officer and the Employee agreed to serve the Companies in such capacities subject to the terms and conditions contained therein.

B. The parties now wish to further amend the Employment Agreement as set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration for the sum of $1.00 and the premises and the mutual covenants, representations and warranties given by each of the parties to the other, the receipt and sufficiency of which is hereby expressly acknowledged, the parties do hereby agree as follows:

1. Definitions and Interpretation. Unless otherwise defined herein or the context requires otherwise, all capitalized terms in this Agreement shall have the meanings assigned to those terms in the Employment Agreement.

2

2. Amendment to Employment Agreement.

(i) The Employment Agreement is hereby amended by deleting and replacing section 8 with the following:

"Subject to the terms of this paragraph, QTA Alaska shall pay the Employee, by way of remuneration, an annual salary of two hundred and fifty thousand dollars (US$250,000) effective September 15, 2021 (the "Annual Salary"), of which approximately 52% of the Annual Salary will be paid in shares of Falcon Butte Minerals Corp. (the "Falcon Butte Shares"). The deemed price of the Falcon Butte Shares will be equal to the fair market value of the Falcon Butte Shares ("FMV") at the time the Company transfers such shares to the Employee. The payment schedule for the Falcon Butte Shares will be in arrears, as follows: (i) as at November 1, 2022, US$32,500 of the Annual Salary shall be converted to Falcon Butte Shares; and (ii) as at February 1, 2023, US$32,500 of the Annual Salary shall be converted to Falcon Butte Shares. The payment terms for the Falcon Butte Shares are applicable for six months beginning on November 1, 2022 and these payment terms can be extended on a quarterly basis thereafter by mutual consent of the parties. For the purposes of the foregoing, the FMV will be the greater of $0.28 and the last cash issuance price per Falcon Butte Share (pursuant to a bona fide financing) as at the time of payment.

Upon the expiration of one year following the date of this Agreement and each year thereafter during the term of this Agreement, the Board shall review the Employee's salary with a view to increase, giving consideration to the financial position of the Companies and the scope of their activities.

The Employee will be entitled to receive an annual grant of options under the Stock Option Plan of each of the Companies. The number of options will be determined at the discretion of the Board. The exercise price per common share of the Company will be equal to the Market Price (as defined in the TSXV policies) of the Company's common shares as at the Annual Review Date, subject to a minimum exercise price per share of C$0.05."

3. Full Force and Effect. Except as expressly provided herein, the provisions of the Employment Agreement shall remain in full force and effect.

4. Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Companies and the Employee hereby attorn to the exclusive jurisdiction of the courts of British Columbia.

5. Independent Legal Advice. The Employee fully understands and accepts the contents, terms and effect of this Agreement and has had a reasonable opportunity to obtain independent legal advice before signing it.

6. Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, administrators and legal representatives.

7. Counterparts. This Agreement may be executed in any number of counterparts and delivered by electronic transmission, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument.

[signature page follows]

3

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

LION COPPER AND GOLD CORP.

Per:	"Stephen Goodman"
Authorized Signatory

QUATERRA ALASKA, INC.

Per:	"Stephen Goodman"
Authorized Signatory

EMPLOYEE

"Charles Travis Naugle"
CHARLES TRAVIS NAUGLE

A-1

SCHEDULE "A"

Employment Agreement

[Attached]

EMPLOYMENT AGREEMENT

DATED effective the 1st day of May, 2021 and amended September 15, 2021. BETWEEN:

QUATERRA RESOURCES INC., a body corporate incorporated pursuant to the laws of British Columbia and having an office at Suite 1200 - 750 West Pender Street, Vancouver, British Columbia, Canada, V6C 2T8 ("Quaterra")

QUATERRA ALASKA, INC., a body corporate incorporated pursuant to the laws of Alaska and having an office at Suite 304, 101 W Benson Blvd, Anchorage, Alaska 99503 USA ("QTA Alaska")

(collectively, the "Companies")

AND:

CHARLES TRAVIS NAUGLE, individual, of 23768 Shooting Star Dr., Golden, Colorado 80401 USA

(the "Employee")

WHEREAS:

A. The Companies are involved in the business of acquiring, exploring and developing natural resource properties;

B. The Employee has North American and international expertise and experience in the business carried on by the Companies and is the Chief Executive Officer ("CEO") of Quaterra and an officer of QTA Alaska, a subsidiary of Quaterra; and

C. The Companies wish to acquire the services of the Employee and the Employee is agreeable to serve the Companies upon the terms of this Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, IT IS AGREED as follows:

1. The Companies hire and engage the Employee as Quaterra's CEO as well as QTA Alaska's officer for a term ending three years from the date of May 1, 2021, unless extended or terminated earlier as hereinafter provided.

2. The Employee will provide the following services:

a) Formulating and implementing a strategic plan that guides the direction of the Company's business;

b) Managing the Company and its components and ensuring they function properly, including identifying and solving problems that may prevent their smooth and efficient operation;

c) Seeking, investigating and implementing under direction of the Board of Directors (the "Board") opportunities for growth of the Company's business including property acquisitions and dispositions, M&A activity, joint ventures and partnerships;

d) Negotiating joint ventures, partnership agreements and other operational and financial arrangements;

e) Together with the President, identifying and implementing opportunities for increased operating efficiency and cost cutting;

f) Working with the President and CFO to monitor and improve financial performance including budgets, operations, financial statements and cash flow management;

g) Working with the President to coordinate the Company's financial reporting and disclosure requirements, including news releases, quarterly financial statements and MD&A's;

h) Working with the President to monitor and ensure compliance with security regulations governing publicly-traded companies;

i) Working with the President and CFO on public and private financings, including negotiating and working with investment bankers, brokerage firms and legal advisors;

j) Building the Company's profile in the financial and investment communities, including developing the Company's story and communicating it to retail and institutional investors, mining analysts and the media; and

k) Negotiate services with financial service providers such as investment banks with the President related to capital raising, and marketing tours

3. During the term of this Agreement, the Employee shall diligently and faithfully devote the time, effort and ability to the Companies' affairs and business necessary to perform his duties under this Agreement.

4. The Employee's duties shall be as set out in Paragraph 2 hereof. The Employee shall conduct the operations of the Companies in an efficient, trustworthy and businesslike manner to the advantage and benefit of the Companies.

5. Except as provided in Paragraph 6, during the term of his employment the Employee shall not, without prior written consent, directly or indirectly engage in any business activity or enterprise that would result in a conflict of interest between the Employee's duties to the Companies and the Employee's duties to any other person.

6. The Companies are aware that the Employee has now, may acquire and will continue to have a variety of types of engagements with or interests in other companies and properties, and the Companies recognize that these companies and properties will require a certain portion of the Employee's time. The Companies agree that the Employee may continue to devote time to such outside engagements and interests, provided that such engagements and interests do not conflict with, in any way, the ability of the Employee to perform his duties under this Agreement.

7. The Employee shall not, either before or after the termination of this Agreement, disclose to any person, nor make use of himself, any non-public information or trade secrets relating to the Companies, their business, policies, methods, scientific data or information which he shall have acquired in any manner ("Confidential Information"). The Employee agrees that disclosure by him of such Confidential Information may result in irreparable injury and damage to the Companies, which will not be adequately compensable in money damages, that the Companies will have no adequate remedy at law therefor, and that the Companies shall have the right, and may, without objection from the Employee, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Companies against, or on account of any breach by the Employee of the provisions of this paragraph. Nothing herein shall be construed as preventing the Companies from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Employee. Notwithstanding the above, any disclosure of Confidential Information which occurs in the course of the Employee's reasonable provision of services to the Companies, or which is required pursuant to any applicable law or the order of a court or any regulatory body, shall not be considered a breach of the confidentiality obligations in this Paragraph 7.

8. QTA Alaska shall pay the Employee, by way of remuneration, an annual salary of two hundred and fifty thousand (US$250,000) effective September 15, 2021, payable in equal semi-monthly installments on the fifteenth and last day of each month. Should the fifteenth or last day of any month not be a business day, the semi-monthly installment of the Employee's salary otherwise due on such date shall be paid to the Employee on the immediately preceding business day. Upon the expiration of one year following the date of this Agreement and each year thereafter during the term of this Agreement, the Board shall review the Employee's salary with a view to increase, giving consideration to the financial position of the Companies and the scope of their activities.

The Board, in its sole discretion following consultation with the Employee, will establish strategic objectives (the "Annual Objectives") for the Employee for each period commencing on December 15 in the first year of employment, and thereafter for each annual period ending December 15 (an "Annual Review Period"). The Employee will be provided with written notice of the Annual Objectives at the time they are established by the Board. The Board (which shall include any committee of the Board) will conduct an annual review of the Employee to occur on a date in December of each year and on or before the expiry of the Annual Review Period (the "Annual Review Date").

The Employee will be entitled to receive an annual grant of options under the Stock Option Plan of each of the Companies on each Annual Review Date. The number of options will be determined by the Board based on a minimum of 50% and maximum of 150% of the base salary of the Employee for the Annual Review Period divided by the exercise price per common share of the Company. The exercise price per common share of the Company will be equal to the Market Price (as defined in the TSXV policies) of the Company's common shares as at the Annual Review Date, subject to a minimum exercise price per share of C$0.05. The applicable percentage of annual base salary will be determined by the Board based on an assessment of the performance of the Employee in achieving the Annual Objectives for the relevant Annual Review Period.

If the Companies terminate the Employee's employment for any reason other than for Cause or death or disability, the Employee shall receive a payment equal to 75% of the annual grant of options under the Stock Option Plan of the Companies that was due to be paid on the next Annual Review Date following such date of termination.

9. The Employee shall be entitled to reimbursement for all travel expenses and other reasonable expenditures actually and properly incurred by him in connection with his provision of services hereunder. For all such expenses the Employee shall furnish to the Companies statements and vouchers as and when required by the Companies.

10. The Employee will be eligible to participate, in accordance with existing or future policies or procedures of Quaterra, in fringe benefit programs, including vacations, bonuses, sick leave, medical insurance, life insurance and stock option plans.

11. The Employee shall be entitled to vacation each year in accordance with the applicable policies of the Companies.

12. If the Employee shall become disabled or incapacitated to such an extent that he is unable to perform his regular duties, he shall be entitled to receive, during such disability or incapacitation, his full salary from the date thereof, payable monthly for two (2) months. The employment provisions of this Agreement may be terminated without notice at the option of the Companies should the Employee be unable, because of disability or incapacitation, to perform his duties hereunder for a period or periods aggregating more than two (2) months during any consecutive twelve months. Such termination shall not affect any payments which are due the Employee under the first sentence of this paragraph or any other provisions of this Agreement.

13. The Companies may discharge the Employee for Cause (as defined below). The Employee shall be entitled to two months' notice of such discharge. After such notice, the Companies may at their option, discontinue all or any portion of the Employee's duties, but shall continue his salary during the two-month notice period. After the effective date of such discharge, the Companies shall not be obligated any further hereunder, other than in respect of obligations accrued prior to such discharge. Such discharge shall not relieve the Employee of his obligations under Paragraph 7 nor prejudice any rights of the Companies hereunder. The Employee shall have the reciprocal right to give two months' notice of the termination of this Agreement. This paragraph is not applicable to termination of employment due to death, disability or incapacity. For the purposes of this section, Cause shall mean any willful act or omission by the Employee that would, pursuant to the laws of British Columbia, permit the Company to terminate the employment of the Employee without notice, provided that termination of the Employee's employment shall not be deemed to be for Cause unless and until the Company delivers to the Employee a copy of the resolution to that effect duly adopted by an affirmative vote of the Board.

i)  In the event that either of the Companies terminates the employment of the Employee other than for Cause, the Companies shall, upon such termination, pay severance compensation to the Employee equal to one times the Employee's Annual Compensation. The Employee's Annual Compensation shall be equal to 12 months of the monthly salary payable to the Employee immediately prior to the date of such termination or resignation. In such a case, the Employee will be provided a five year consulting agreement in line with those provided to former officers and directors of the company such that all options granted to the Employee remain in place per the terms of their grant.

The Employee shall not be required to mitigate the amount of any payments provided for under this Paragraph i) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph i) be reduced by any compensation earned by the Employee as the result of any employment by another employer before or after the date of termination.

14. In the event that either of the Companies completes a Change Of Control (as defined below) during the term of the this Agreement or within six months of the termination of this Agreement, upon the completion of such Change of Control, the Companies shall pay to the Employee a payment (the "Change of Control Payment") equal to three times the Employee's Annual Compensation, calculated as at the earlier of the date of the Change of Control or the last day of the Employee's employment. Additionally, upon a Change of Control, any unvested stock options or grants under other equity compensation plans held by the Employee shall immediately vest. In the event the Employee is terminated or resigns within six months following a Change of Control, provided the Employee has been paid the Change of Control Payment, no further payment to the Employee shall be required pursuant to Paragraph i).

A Change of Control shall be deemed to have occurred in any of the following circumstances:

i) a combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Companies and any one or more of their affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the common shares and other securities of the Company immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully-diluted basis) of the Company or its successor;

ii) the sale, exchange or other disposition to a person other than an affiliate of the Companies of all, or substantially all, of the Companies' assets or of the following specific assets - the MacArthur deposit;

iii) the sale, exchange or other disposition of the MacArthur deposit to a person other than an affiliate of the Companies of over 50% of the asset

iv) a resolution is adopted to wind-up, dissolve or liquidate either of the Companies;

v) any person, entity or group of persons or entities acting jointly or in concert (an "Acquiror") acquires or acquires control (including, without limitation, the right to vote or direct the voting) of voting securities of either of the Companies which, when added to the voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror to cast or to direct the casting of 50% or more of the votes attached to all of either of the Companies' outstanding voting securities which may be cast to elect directors of either of the Companies or the successor corporation (regardless of whether a meeting has been called to elect directors); or

vi) a change in the composition of the Board, which occurs at a meeting of directors or otherwise or at a meeting of the shareholders of Quaterra or upon the execution of a shareholders' resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

15. The services to be performed by the Employee pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Employee without the prior written consent of the Companies.

16. The Company shall enter into an industry standard form of director and officer indemnification agreement with the Employee, and shall at all times maintain director and officer liability insurance in accordance with industry standard norms for public mining companies, with coverage of not less than $5,000,000. The Company shall maintain directors and officers insurance that will specifically cover the Employee for one year in the event of termination.

17. If any provision, word or clause of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining provisions which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal, invalid or unenforceable provision.

18. This Agreement supersedes and replaces all pre-existing agreements between the parties hereto in respect of the subject matter hereof.

19. Any notice required or permitted to be given under this Agreement shall be delivered personally, or by courier to the address of the parties hereto set out on the first page hereof, and notice shall be deemed given on the date of delivery if during business hours on a business day, and or, if not during business hours on a business day, upon the next business day.

20. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the Courts of such Province.

21. This Agreement may be executed in any number of counterparts and exchanged electronically, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as and from the day and year first above written.

[Signature page follows.]

QUATERRA RESOURCES INC.

Per:	"Stephen Goodman"
Authorized Signatory

QUATERRA ALASKA, INC.

Per:	"Stephen Goodman"
Authorized Signatory

"Charles Travis Naugle"
CHARLES TRAVIS NAUGLE